Rule 424(b)(2)
	Registration Nos. 333-44771
	NASD File No. 961029005
                                  Cusip No:  52517PMZ1

PRICING SUPPLEMENT NO. 303
Trade Date: February 25, 1998 to Prospectus
Supplement dated February 18, 1998
and Prospectus dated February 18, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 99.863%   Initial Interest Rate: 1 month Libor
Commission: .35%                            Telerate pg 3750
	           posted on 2/25/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 2/27/98
(X) LIBOR (1 month)	 Maturity Date:   2/27/01
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.35%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates.

Interest Payment Dates:  Monthly on the 27th, commencing on March
27, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $335,500,000 and relates only to Pricing Supplement No. 303. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $14,162,913,688 and, to date, including this offering, an aggregate of $13,511,913,688 Medium-Term Notes, Series E has been issued and $9,111,678,688 are outstanding.